Exhibit 99.1

Mitch Brantley Joins Charlie’s Chalk Dust as Chief Marketing Officer

Plans to Leverage his Consumer and Distribution Expertise into New Markets

IRVINE, CA / PRNewswire / May 9, 2019 / True Drinks Holdings, Inc. (the "Company" or "True Drinks") (OTC PINK: TRUU) announced today the appointment of Mitch Brantley as Chief Marketing Officer of Charlie’s Chalk Dust, a wholly owned subsidiary of True Drinks. In this new role Mitch will help grow and scale the existing Charlie’s Chalk Dust line of e-liquid products, as well as provide his industry expertise in Charlie’s Chalk Dust’s efforts to expand into new markets. In his career, Mitch has shown significant experience growing consumer brands and managing multiple large distributorships.

“We are very excited to welcome Mitch to the Charlie’s family. He has a unique ability to lead others and inspire results. Mitch’s proven track record of implementing strategic marketing concepts to penetrate new markets will add great value to our enterprise,” said Brandon Stump, Chief Executive Officer of True and Charlie’s Chalk Dust.

Mitch is a veteran executive in the consumer packaged goods space building brands like Snapple and Power Crunch. In his fifteen years at Snapple, Mitch began selling their products out of his car, later becoming one of the most successful Snapple distributors in the country. He went on to build five more Snapple distributors in Texas and California for Quaker Oats, Triarc and Cadbury Schweppes.

After his time at Snapple, Mitch entered the nutrition world acquiring a sports nutrition store, later expanding his brand to four stores. His stores became one of the best-known brands in Southern California operating at three times the industry average in revenue. He created a “Customer Appreciation Day” where top national and emerging brands would sample their products supported by local radio stations. World-famous athletes like MMA star Andersen Silva and four-time Mr. Olympia Jay Cutler met with customers and signed autographs creating an extraordinary customer experience and wide media attention.

His sports nutrition retail success landed him an opportunity to join the team at Power Crunch, a national nutrition brand. There Mitch built a national field sales and marketing team that developed, implemented, and executed trade programs growing national retail account sales in the high triple digits. After achieving significant sales growth in the U.S., Mitch directed his focus on building the brand globally. He spent 18 months in Australia building a sales, marketing, and distribution team for Power Crunch and expanded global distribution from five countries to almost fifty. Mitch has spent the past eighteen months consulting for several beverage and snack start-up brands creating and implementing sales and marketing strategies, financial models, and helping facilitate the capital raising process.

"I am beyond excited to be part of the Charlie's family. The quality of the team, the culture, and the products are some of the best I have ever seen,” said Mitch. “We are in an excellent position to scale this business considerably and I am grateful to be part of the leadership team."

About Charlie's Chalk Dust

Founded in 2014 in southern California by brothers Brandon and Ryan Stump, Charlie's Chalk Dust produces high quality vapor products currently distributed in over 90 countries around the world. Charlie's is regarded as an industry pioneer, having developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Its authentic brand, coupled with unmatched culture and consistency, has cemented its position among a vast consumer base. Additional information about Charlie's can be found at www.charlieschalkdust.com.

About True Drinks Holdings, Inc.

Prior to consummating the Exchange, True Drinks Holdings, Inc. specialized in all-natural, vitamin-enhanced drinks. Its primary business was the development, marketing and sale of AquaBall® Naturally Flavored Water, which was distributed nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. Although, the Company has discontinued the production, distribution and sale of AquaBall®, it continues to market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through the Company's existing database of customers, and is currently engaged in the formulation of products for ultimate distribution, including products containing CBD. The Company was founded in 2008 and is currently headquartered in Irvine, California.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the ability to obtain patents and defend IP against competitors; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

For more information, contact:

Dave Allen, Chief Financial Officer
True Drinks Holdings, Inc.
Charlies Chalk Dust, LLC
1007 Brioso Dr., Costa Mesa, CA 92627
Phone: 203-640-8399
david@charlieschalkdust.com